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Exhibit 21


                SUBSIDIARIES OF PROVIDIAN FINANCIAL CORPORATION


First Deposit Life Insurance Company (Arkansas)
First Deposit Service Corporation (California)
Providian Bancorp Services (California)
          Commonwealth Premium Finance (California)
Providian Bank (Utah)
Providian Capital I
Providian Credit Corporation (Delaware)
Providian Investment Corporation (Delaware)
Providian Mauritius Investment Ltd. (Mauritius)
Providian National Bank (U.S.)